Exhibit 5.1

Silicon Valley
TriNet Group, Inc.	855 Main Street
One Park Place, Suite 600	Redwood City, CA 94063
Dublin, CA 94568	T +1 (650) 618-9250

freshfields.us

February 15, 2023	Doc ID - US-LEGAL-11707454/2
Our Ref - 174165-0003 SKS/PLM
Ladies and Gentlemen:
TriNet Group, Inc., a Delaware corporation (the Company), has filed with the Securities and Exchange Commission a Registration Statement on Form S‑8 (the Registration Statement) for the purpose of registering under the Securities Act of 1933, as amended (the Securities Act), 605,557 shares of its common stock, par value $0.000025 per share, to be issued under the Company’s 2014 Employee Stock Purchase Plan (the 2014 Plan) (the 2014 Plan Securities) and 4,000,000 shares of its common stock, par value $0.000025 per share, to be issued under the Company’s Amended and Restated 2019 Equity Incentive Plan (the 2019 Plan) (the 2019 Plan Securities, and together with the 2014 Plan Securities, the Securities).
We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.
In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.
Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion, as of the date hereof, the Securities have been duly authorized and, when and to the extent issued, delivered and paid for in accordance with the 2014 Plan and the 2019 Plan, as applicable, the Securities will be validly issued, fully paid and non-assessable.

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We are members of the Bars of the States of New York and California and the foregoing opinion is limited to the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
/s/ Freshfields Bruckhaus Deringer LLP